Exhibit T3B.21

Exhibit T3B.21
DEED OF FOUNDATION
Deed of Foundation of Vantage Holding Hungary Korlátolt Felelösségü Társaság
(Vantage Holding Hungary Limited Liability Company; hereinafter referred to as the “Company”) in accordance with Act No. V of 2013 on the Civil Code (“Civil Code”) and other laws pertaining to business associations, in a unified structure with the modifications to the corporate data of the Company resolved upon by the Founder on 14 September 2015. The latest amendments and updates are underlined herein:
1. CHAPTER CORPORATE NAME AND REGISTERED SEAT OF THE COMPANY
1.1. Legal form of the Company:
Limited Liability Company
1.2. The corporate name and abbreviated corporate name of the Company:
Vantage Holding Hungary Korlatolt Felelossegu Tarsasag /
Vantage Holding Hungary Kft.
1.3. The English language corporate name and abbreviated corporate name of the Company:
Vantage Holding Hungary Limited Liability Company /
Vantage Holding Hungary Ltd.
1.4. The registered seat of the Company:
H-1077 Budapest, Wesselenyi u. 16., 3rd floor
The Company’s seat also serves as the Company’s central place of administration.
2. CHAPTER
THE ACTIVITIES OF THE COMPANY
2.1. The main business activity and other business activities of the Company and their corresponding codes (according to the Standard Sector Classification System of Activities effective as of 1 January 2008):
The main business activity of the Company:
64.20’08 Activities of holding companies Other business activities of the Company:
64.92’08 Other credit granting

64.99’08 Other financial service activities, except insurance and pension funding, not elsewhere classified
2.2. The Company can only start performing those activities that are subject to official licenses upon receipt of the required licenses and such official licenses must be published by the Company at the latest simoultaneously with the commencement of the relevant activities.
2.3. The scope of “Other financial service activities elsewhere not classified” and “Other credit granting” covers only granting credit outside of the banking system and within this scope is limited to liquidity management between a parent company and its subsidiary (group financing). Carrying out this activity according to 5.§ (2), 6.§ (1), 11. and 6.§ (1), 40. b) of Act No. CCXXXVII of 2013 on Credit Institutions and Financial Enterprises – hereinafter referred to as “CIFE” – does not require a license by the National Bank of Hungary (in Hungarian: Magyar Nemzeti Bank).
3. CHAPTER THE FOUNDER OF THE COMPANY
3.1. The Founder of the Company is:
Vantage Drilling Company
C/o Maples Corporate Services Limited PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands MC199127
4. CHAPTER OPERATION OF THE COMPANY, FINANCIAL YEAR
4.1. The Company is established for an unlimited period of time.
4.2. The financial year of the Company will be equal to the calendar year.
5. CHAPTER THE REGISTERED CAPITAL OF THE COMPANY
5.1. Registered capital
The registered capital of the Company is USD 15,000 that is fifteen thousand United States dollars, which consists entirely of cash contribution.
5.2. Contribution to the registered capital of the Founder
The Founder’s contribution to the registered capital is equal to the Company’s registered capital.
Name:
Registered seat:
Registration number:

5.4. Auxilliary services
The Founder is not obliged to perform any auxiliary services.
5.5. Additional payments
The Founder is not obliged to perform any additional payments.
5.6. Accounting
The Company’s books are kept in United States dollars, according to the provisions set forth in Section 24, subsection 3 of Act No. V of 2006 on Public Company Information, Company Registration and Winding-up Proceedings (hereinafter referred to as the “Company Registration Act”) and Section 20, subsection 4 of the Act No. C of 2000 on Accounting (hereinafter referred to as the “Accounting Act”).
6. CHAPTER THE QUOTA
6.1. The quota embodies the whole of rights and obligations arising in connection with the capital contribution. The quota shall come to existence upon the company’s registration. The quotas of members shall be consistent with their respective capital contributions. Identical membership rights shall be attached to equivalent quotas.
6.2. As long as the Company is a one member limited liablity company, it may not acquire its own quota.
6.3. The quota of the Company may only be divided in the event of transfer and legal succession of the terminated member. The provisions relating to the minimum amount of the quota shall be applied also if the quota is divided.
6.4. If by divison of the quota or increasing of the registered capital, new members join the Company and accordingly the Company becomes a multi-member company, the members are obliged to amend the Deed of Foundation to an Articles of Association.
7. CHAPTER RIGHTS OF THE FOUNDER
7.1. The Founder may decide upon the following matters in its exclusive jurisdiction:
a) approval of the annual report prepared to the Act No. C of 2000 on accounting (hereinafter: the “Accounting Act”);
b) decision to pay dividends and interim dividends;
c) order and repayment of supplementary capital contributions;
d) election and removal of the Managing Directors and the establishing of their remuneration;

e) election and removal of the members of the Supervisory Board and the establishing of their remuneration;
f) election and removal of the auditor and the establishing of its remuneration;
g) enforcement of claims vis-á-vis Managing Directors, Supervisory Board members or the auditor;
h) ordering the examination of the Company’s annual report, management and financial operations by an auditor;
i) adopting a decision for the creation of a recognized group of companies and for the contests of the draft control contract, approval of the draft version of the control contract;
j) decision on termination without succession of transformation, merger and division of the Company;
k) amendment of the Deed of Foundation;
1) adopting a decision of the increase or reduction of the initial capital;
m) approval of contracts which are concluded between the Company and its own member, Managing Director, Supervisory Board member, its appointed auditor, key management employee or their close relatives.
7.2. The Founder shall resolve in writing about the matters falling into its jurisdiction and the Founder’s decisions shall become effective when communicated to the
Company’s management
8. CHAPTER MANAGEMENT OF THE COMPANY
8.1. The management
The Managing directors manage the operations of and represent the Company vis- á-vis third persons, furthermore in front of the courts and other authorities. All activities that do not fall into the exclusive jurisdiction of the Founder and are not prohibited by law shall fall into the Managing Directors’ competence. This includes in particular the following:
a) forming and managing the work organisation of the Company;
b) preparing the annual budget and business plan of the Company and presenting it to the Founder for approval;
c) keeping the business books of the Company;
d) preparing recommendations for the Company’s annual report prepared to the Accounting Act, dividing the profit and payment of dividend, and presenting it to the Member for approval;
e) keeping the member’s list;

f) establishing the internal rules of the Company.
8.2. Details of Managing Directors:
The Company has two Managing Directors:
Name: Linda Jovana Ibrahim
Mother’s maiden name: Maria Consuelo Bustamante
Address: 12006 Water Edge Place. Houston Texas 77041.
United States of America
Passport No.: 136089123
Name: Krisztina Zsuzsanna Tóthné Balogh
Mother’s maiden name: Erzsébet Matók
Address: 1165 Budapest
Papír utca 37.
ID No.: 084338KA
The Managing Directors have been appointed for an indefinite period.
This Deed of Foundation allows the Managing Directors of the Company to be executive officers of other business associations pursuing the activities that are the same as those of the Company.
8.3. Procuration
The proper signature of the Company will be carried out in such manner that Managing Director Linda Jovana Ibrahim shall sign her name jointly with Managing Director Krisztina Zsuzsanna Tóthné Balogh, to the prescribed, stamped or printed name of the Company.
8.4. Representation of the Company
The Managing Directors represent the Company before third parties, courts and any other authorities jointly in accordance with Section 8.3 of this Deed of Foundation. Krisztina Zsuzsanna Tóthné Balogh exercises the employer’s rights with respect to the employees of the Company.
8.5. Procuration and representation right of employees
The Managing Directors may grant limited procuration and representation rights regarding a particular group of matters to the Company’s employees. The employees of the Company, who are vested with such procuration and representation right, can sign on behalf of the Company jointly with any of the Managing Directors.
8.6. Modification of the Deed of Foundation
The Founder authorizes the Managing Directors of the Company to resolve upon the modification of the Company’s seat, places of business and branches, the scope of the Company’s business activities—exclusive of the Company’s main business activity—, further, to amend the Company’s Deed of Foundation according to the above modifications.

9. CHAPTER Auditor of the Company
9.1. The auditor of the Company is:
Name: Equity Audit Könyvvizsgáló es Tanácsadó
Korlátolt Felelösségü Társaság
Registered seat: H-1038 Budapest, Óbor utca 2., I. em. 3.
Registration number: 01-09-714228
Auditor permit number: 001565
9.2. The auditor appointed by Equity Audit Könyvvizsgáló és Tanácsadó Korlátolt Felelösségü Társaság is:
Name: Zsolt Harmat
Mother’s maiden name: Ernesztina Ortner
Address: H-1038 Budapest, Óbor utca 2. I. em. 3.
Auditor permit number: 003391
9.3. The mandate of the auditor will last until the day on which the Company’s annual financial statements for 2015 are approved, but at the latest until May 31, 2016. The auditor may be re-elected, and its mandate can be extended.
10. CHAPTER Payment of Dividend and Interim dividend
10.1. Payment of dividend
The Company may effect any disbursement from its own funds to the Founder, with regard to the Founder’s membership in the Company, during the Company’s existence solely in the cases defined in the Companies Act and only if the conditions set out in the Accounting Act are satisfied – with the exception of the reduction of the registered capital – from the taxed profit for the current year, or from the taxed profit supplemented with available profit reserves from the current year. No disbursement can be made if the Company’s equity capital – adjusted in accordance with the Accounting Act – is below the Company’s registered capital or it would be reduced to below the registered capital if the payment was made.
Any disbursement made in contradiction with the above, shall be repaid to the Company, if the Company is able to proove that the Founder has acted in bad faith in connection with the payment of the dividend.
10.2. Payment of interim dividend
The Founder may resolve on the payment of interim dividend between the approval of two consecutive annual reports prepared according to the Accounting Act if:
a) according to the interim balance sheet prepared for this purpose according to the Accounting Act, the Company has sufficient funds to cover such interim dividend, on condition that such payment does not exceed the amount of profits earned after the closing of the books of the financial year to which the last annual report pertains, calculated in accordance with the Accounting Act, or the amount supplemented with the available profit reserves and the payment of such interim dividend does not result in the Company’s equity capital - adjusted in accordance with the Accounting Act - to drop below its registered capital; and
b) if the Founder agrees to repay the interim dividend in the event of any subsequent reason arising with a view to the Civil Code and the Section no. 10.1 of this Deed of Foundation in the annual report prepared according to the Accounting Act on account of which no dividend can be legally paid.
10.3. Dividends, interim dividends or any reduction of the Company’s capital may be paid by the Company to the Founder either in cash or as in-kind disbursements.
11. CHAPTER Termination of the Company
11.1. Termination of the Company
The Company shall be terminated without legal successor, if:
(a) The Founder resolves the termination of the Company without legal successor;
(b) the Court of Registry terminates the Company on the grounds determined in the Company Registration Act;
(c) it is required by law.
The Company shall be terminated with legal successor in case of the Company’s transformation. The Company shall be terminated upon de-registration from the Company Register.
11.2. Distribution of assets
In the event of termination without legal successor, the assets of the Company shall be transferred to the Founder.
12. CHAPTER
Miscellaneous and closing provisions
12.1. Governing Law
In matters not regulated by this Deed of Foundation, the provisions of the Civil Code and other rules concerning business associations shall be applied.

12.2. Language
This Deed of Foundation is executed in both the Hungarian and English language. In case of any discrepancies between the English and Hungarian versions, the Hungarian version shall prevail.
* * * * *
In accordance with section (3) 51 of the Company Registration Act, the countersignature below also certifies that the complete text of the Deed of Foundation in a unified structure with the latest modification has the amendment incorporated, based on the Resolutions of the Member dated 14 September 2015.
Dr. Zoltán Várszegi
Attorney-at-Law
Réti, Antall és Társai
Ügyvédi Iroda
Dr. Várszegi Zoltán
H-1055 Budapest, Bajesy-Zsilinszky ut 78.
Postacim: 1443 Budapest, pf. 245.
T: (+36-1) 461 9888, F: (+36-1) 461 9898 014.